EXHIBIT 23.2

Consent of Independent Registered

Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Tidewater Inc. 2006 Stock Incentive Plan for the registration of 1,500,000 shares of Tidewater Inc. common stock and 1,500,000 preferred stock purchase rights of our report dated April 19, 2004, with respect to the consolidated financial statements and schedule of Tidewater Inc. for the year ended March 31, 2004, included in its Annual Report (Form 10-K) for the year ended March 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New Orleans, Louisiana
August 4, 2006